EXHIBIT 99.1

iVillage Appoints Ajit M. Dalvi to its Board of Directors

Former Coca-Cola and Cox Communications Executive Brings Decades of Marketing Expertise

NEW YORK – September 29, 2004 –iVillage Inc. (Nasdaq: IVIL), The Internet For Women™, a leading women’s media company and the number one women’s community online, today announced that Ajit M. Dalvi, a marketing and cable veteran, has been appointed to the Company’s Board of Directors, effective immediately.

Mr. Dalvi worked for ten years at the Coca-Cola Company holding several key marketing jobs and ultimately rising to the position of the brand director for the company’s flagship brand in the U.S. Following Coca-Cola, he joined Cox Communications, Inc. as a member of the senior management team. There he oversaw the company’s Marketing, Programming, Marketing Research and Advertising Sales Departments and was also responsible for Cox’s investments in Cable Programming.

Douglas W. McCormick, Chairman and Chief Executive Officer, iVillage Inc., said, “Ajit is a seasoned executive who brings deep marketing experience earned during his tenure at both Cox Communications and the Coca-Cola Company. His counsel and expertise in marketing, distribution and technology will be a valuable contribution to our Company and we are thrilled to welcome him to our Board.”

At Cox, Mr. Dalvi was involved in several start-ups including The Discovery Channel, E! The Entertainment Channel, Primestar (a DBS venture, eventually purchased by DirecTV), Outdoor Life Channel, Speedvision, UK Gold and UK Living (two of the first tier satellite channels in the U.K.). The portfolio of Cox’s minority investments in these ventures created shareholder value for the company in excess of $4 billion.

“I am extremely pleased to join the premier Internet brand for women,” said Ajit Dalvi. “Since its inception, iVillage has created online and offline media properties that reach and meet the needs of tens of millions of women every day. I look forward to building on iVillage’s brand strength and extending its reach to multimedia advertisers and users.”

During his long tenure at Cox, Mr. Dalvi was recognized as a highly respected and innovative strategy expert in cable TV and broadband industry. He has received several industry awards, most notably the Vanguard Award from the National Cable Television Association (NCTA) for his marketing contributions to the cable TV industry.

Mr. Dalvi currently serves on the Board of Scientific Learning Corporation which develops and markets neuroscience based products designed to improve the reading skills of K-12 children. He was a founding member of the Board of Directors of the Discovery Channel and has served on the Boards of several organizations including Primestar Inc., UK Gold, UK Living, E! Entertainment Television, SpeedVision, Outdoor Life Channel and Flextech Plc. He has also served on the Board of eVentures India Holdings Pvt. Ltd., a joint venture of News Corporation and Softbank, which provided venture capital funding for technology and Internet ventures in India.

Over the years, Mr. Dalvi has served on the Boards of several cable industry trade organizations in the U.S. including Cable & Telecommunications Association for Marketing (CTAM), Cable Advertising Bureau (CAB) and CTAM Educational Foundation.

Mr. Dalvi is a graduate of the University of Bombay and holds an M.B.A. from The Indian Institute of Management, Ahemedabad.

About iVillage Inc.

iVillage is “the Internet for women” and consists of several online and offline media-based properties that seek to enrich the lives of women, teenage girls and parents through the offering of unique content, community applications, tools and interactive features. iVillage Inc. (Nasdaq: IVIL) was established in 1995 and is headquartered in New York City.

Average monthly page views for iVillage.com and its affiliate Web sites (“The iVillage Network”) totaled nearly 354 million for the quarter ended June 30, 2004. In August 2004, according to comScore Media Metrix, The iVillage Network ranked 30th among the top 100 Web and Digital Media properties with approximately 15.4 million unique visitors in the United States and had an average reach of nearly 10% of the total online population and more than 13% of women 18+ online.  Also, according to the same report, The iVillage Network was the number one “women’s community site” and the number three “community site” overall on the Web.

For more information about iVillage, visit www.ivillage.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

iVillage Inc. has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage’s business, operations and financial condition. The words or phrases “can be,” “expects,” “may affect,” “anticipates,” “may depend,” “believes,” “estimates,” “plans,” “projects” and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future results, performance or achievements. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, some of which are beyond iVillage’s control. In addition to those risks discussed in iVillage’s other press releases, public filings and statements by iVillage’s management, factors that may cause iVillage’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward looking statements include: (i) the volatile and competitive nature of the Internet industry and the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage’s business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage’s business and financial condition, (v) iVillage’s ability to establish and maintain relationships with advertisers, sponsors, and other third-party providers and partners, (vi) iVillage’s ability to maintain or increase user traffic levels, (vii) the loss of one or more of iVillage’s major customers and (viii) the impact of pending litigation on iVillage’s business, results of operations and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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CONTACT:
iVillage Inc.
Carl Fischer
212.600.6502
cfischer@mail.ivillage.com